Exhibit 10.11

EXECUTION COPY

FIRST AMENDMENT
THIS FIRST AMENDMENT dated as of November 21, 2012 (this “Amendment”) amends the Facility Agreement dated as of November 18, 2010 (the “Agreement”, and as amended by this Amendment, the “Amended Agreement”) between ACE Limited and The Royal Bank of Scotland plc. Capitalized terms used but not defined herein have the respective meanings set forth in the Agreement.
WHEREAS, the parties hereto have agreed to amend the Agreement as set forth below;
NOW, THEREFORE, the parties hereto agree as follows:
SECTION 1 Amendments. Upon the effectiveness hereof pursuant to Section 3, the Agreement shall be amended as follows:
1.1    Amendments to Definitions.
(a)    The definition of Affiliate is amended by adding the following sentence at the end thereof:
Notwithstanding the foregoing, in relation to the Bank, the term “Affiliate” shall not include (i) the government of the United Kingdom or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any Persons or entities controlled by or under common control with the government of the United Kingdom or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) and which are not part of the Bank and its Subsidiaries or Subsidiary undertakings.
(b)    The definition of Availability Termination Date is amended by deleting the date “December 31, 2014” and substituting the date “December 31, 2016” therefor.
(c)    The following new definitions are added in appropriate alphabetical order:
“Change in Law” means the occurrence, after the date of the Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“First Amendment” means the First Amendment to this Agreement dated as of November 21, 2012 between ACE and the Bank.
“Public Debt Rating” means, as of any date, the higher rating that has been most recently announced by either S&P or Moody’s, as the case may be, as ACE’s long-term foreign issuer credit rating (or its equivalent); provided that if at any time the difference between the ratings of such type most recently announced by S&P and Moody’s is more than one rating grade, the Public Debt Rating shall be the rating that is one grade below the higher of such two ratings. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a long-term foreign issuer credit rating (or its equivalent) for ACE, the Public Debt Rating shall be the available rating; (b) if any rating established by S&P or Moody’s shall be changed, such change shall be effective for purposes of this Agreement as of ten Business Days following the date on which such change is first announced publicly by the rating agency making such change; and (c) if S&P or Moody’s shall change the basis on which ratings are established, each reference herein to ratings announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.
(d)    The definition of “Guidelines” is amended in its entirety to read as follows:
“Guidelines” means, collectively, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt “Obligationen” vom April 1999), guideline S-02.130.1 in relation to money market instruments and accounts receivable of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000), circular letter no. 34 in relation to customer credit balances of 26 July 2011 (Kreisschreiben Nr. 34 vom 26. Juli 2011 betreffend “Kundenguthaben”) and the circular letter No. 15 of 7 February 2007 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. Februar 2007), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.
(e)    The definition of EURIBOR is amended by adding the following words at the end thereof immediately before the period therein:
; provided that if “EURIBOR” would be less than zero as determined pursuant to the foregoing provisions, then “EURIBOR” shall be deemed to be zero for purposes of this Agreement.
(f)    The definition of Existing FAL Facility Agreement is amended by deleting the words “the Subsidiary Guarantors” and substituting the words “certain Subsidiaries of ACE” therefor.
(g)    The definition of Final Expiration Date is amended by deleting the date “December 31, 2015” and substituting the date “December 31, 2017” therefor.
(h)    The definition of LIBOR is amended by adding the following words at the end thereof immediately before the period therein:
; provided that if “LIBOR” would be less than zero as determined pursuant to the foregoing provisions, then “LIBOR” shall be deemed to be zero for purposes of this Agreement.
(i)    The definition of Loan Documents is amended by deleting the words “the Subsidiary Guarantee,” and substituting the words “the First Amendment” therefor.
(j)    After giving effect to the amendments set forth in Section 1.1(f) and (i) above, the definitions of Loan Party, Subsidiary Guarantee and Subsidiary Guarantor are deleted in their entirety.
(k)    Clause (c) of the definition of Material Adverse Effect is amended to read as follows: “the ability of ACE to perform its obligations under the Loan Documents.”
(l)    The definition of Reimbursement Agreement is amended in its entirety to read as follows:
“Reimbursement Agreement” means the Credit Agreement dated as of November 6, 2012 among ACE, various subsidiaries thereof, various financial institutions and Wells Fargo Bank, National Association, as Administrative Agent, as such Agreement is in effect on the date hereof, without giving effect to (a) any amendment or other modification thereto or waiver thereunder unless the Bank has agreed to such amendment, modification or waiver (in which case such amendment, modification or waiver shall automatically become effective hereunder, mutatis mutandis) or (b) any termination thereof.
1.2    Deletion of Definition of Loan Party. To give effect to the deletion of the term “Loan Party”, (a) all references in the Agreement to “Loan Party” or “Loan Parties” shall be deemed to be references to “ACE” and (b) all other appropriate grammatical changes shall be deemed to have been made. For example, (i) Section 4.14 is amended by deleting the words “no Loan Party is” and substituting “ACE is not” therefor; and (ii) Section 6.01(m) is amended by deleting the words “the Loan Parties are” and substituting “ACE is” therefor.
1.3    Deletion of Definitions of Subsidiary Guarantee and Subsidiary Guarantor. To give effect to the deletion of the terms “Subsidiary Guarantee” and “Subsidiary Guarantor”:
(a)    Exhibit A is deleted in its entirety.
(b)    Section 4.03 is amended by deleting the language “each of ACE and the Subsidiary Guarantors” and substituting “ACE” therefor.
(c)    Section 4.04 is amended in its entirety to read as follows:
Enforceability. This Agreement has been, and each other LOC Related Document to which ACE is a party has been or when delivered hereunder will have been, duly executed and delivered by ACE; this Agreement is, and each Collateral Document and each LOC Application is or when delivered hereunder will be, the legal, valid and binding obligation of ACE, enforceable against ACE in accordance with its terms.
(d)    Section 6.01(c)(i) is amended in its entirety to read as follows:
(i) ACE shall fail to perform or observe any term, covenant or agreement contained in Section 6.01(d), 6.02, 6.03(a) or 6.04 of the Reimbursement Agreement as incorporated herein by reference;
(e)    Section 6.01(f) is amended in its entirety to read as follows:
Any Supported Member or the Managing Agent shall cease to be a Wholly-owned Subsidiary of ACE;
(f)    Section 6.01(k) is amended in its entirety to read “[Intentionally Omitted.]”.
1.4    Minimum Interest Rates. Section 2.03(d)(ii) is amended by deleting the words “imposed on interest payments by ACE, the payment of interest due by ACE” and substituting the words “imposed on interest payments by ACE and it is unlawful for any reason for ACE to comply with Section 2.09, the payment of interest due by ACE” therefor.
1.5    Fee Rate Changes. Each of Section 2.05(b) and 2.06(b) is amended in its entirety to read “[Intentionally Omitted.]”.
1.6    Increased Costs Provisions.
(a)    Section 2.07(a) is amended by deleting the words “If, due to (i) the introduction of or any change in or in the interpretation of, in each case after the date hereof, any law or regulation, (ii) compliance with any guideline or request issued after the date hereof by any central bank or other governmental authority (whether or not having the force of law) or (iii)” therein and substituting the words “If, due to (i) any Change in Law or (ii)” therefor.

(b)    Section 2.07(b) is amended by (x) deleting the words “If, due to (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, (ii) compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law) or (iii)” and substituting the words “If, due to (i) any Change in Law or (ii)” therefor; (y) deleting the words “increase in the amount of capital required or expected” therein and substituting the words “increase in the amount of capital or liquidity required or expected” therefor; and (z) deleting the words “such increase in capital to be allocable” therein and substituting the words “such increase in capital or liquidity to be allocable” therefor.
(c)    Section 2.07(d) is amended by adding the following words immediately before the period at the end thereof:
(except that, if the Change in Law giving rise to compensation is retroactive, then the 120 days shall be extended to include the period of retroactive effect thereof).
1.7    Collateral Provisions. Section 2.11 is amended in its entirety to read as follows:
2.11    Collateralization of LOCs.
(a)    Voluntary Collateralization. ACE may at any time provide Collateral to secure any LOC (in which case the pricing applicable to such LOC shall be adjusted as set forth on Schedule I). If at any time the Collateral Value of all Collateral so provided is less than the aggregate Stated Amount of all Secured LOCs, then ACE shall designate from time to time the LOCs that are deemed to be Secured LOCs or provide additional Collateral in an amount sufficient to cause the Collateral Value to equal or exceed such aggregate Stated Amount.
(b)    Collateralization upon Downgrade. If at any time the Public Debt Rating of ACE falls below BBB+ by S&P and below Baa1 by Moody’s, then ACE shall promptly, and in any event within five Business Days, provide and so long as such circumstance continues shall maintain Collateral with an aggregate Collateral Value not less than the Stated Amount of all outstanding LOCs (and all LOCs shall be deemed to be Secured LOCs).
(c)    Collateralization due to Currency Fluctuations. If as of any Revaluation Date the Stated Amount of all LOCs exceeds the Commitment Amount, then ACE shall promptly, and in any event within five Business Days, provide and so long as such circumstance continues shall maintain Collateral with a Collateral Value equal to or greater than such excess.
(d)    Collateralization Upon Non-Renewal. If the Bank notifies ACE that the Bank will not extend the final expiration date of any Lloyds LOC beyond December 31, 2017 as provided in Section 7.21, then ACE shall, on or before the later of December 31, 2014 and 90 days after receipt by ACE of such notice, either (i) cause all Lloyd’s LOCs to be terminated and returned to the Bank or (ii) provide to, and thereafter maintain, Collateral with a Collateral Value equal to the Stated Amount of all outstanding Lloyd’s LOCs.
(e)    Releases of Collateral. If ACE has provided Collateral pursuant to the foregoing provisions of this Section 2.11 and no Default exists, then the Bank shall, promptly upon request by ACE, (i) release any Collateral granted pursuant to clause (a), (ii) release any Collateral granted pursuant to clause (b) so long as such request is accompanied by evidence, reasonably satisfactory to the Bank, that ACE has a Public Debt Rating of BBB+ or better from S&P or Baa1 or better from Moody’s, (iii) release any Collateral granted pursuant to clause (c) so long as such request is accompanied by evidence, reasonably satisfactory to the Bank, that after giving effect to such release, the Stated Amount of all LOCs will not exceed the Commitment Amount and (iv) release any Collateral granted pursuant to clause (d) so long as after giving effect to such release, ACE is in compliance with the Collateralization requirements of such clause (d). In each of the foregoing cases, the Bank agrees to promptly deliver instructions and/or entitlement orders to the Custodian under the Control Agreement directing the Custodian to release such Collateral.

(f)    Release of Security Interest. If the Commitment has terminated, no LOCs are outstanding and all liabilities owing to the Bank (other than contingent indemnity liabilities hereunder) have been paid or discharged in full, then the Bank shall, promptly upon request by (and at the expense of) ACE, take all actions reasonably requested by ACE to terminate the Security Agreement and the Control Agreement, any security interest arising thereunder and any Uniform Commercial Code filings made in connection therewith.
(g)    Collateralization on Final Expiration Date. If any LOC remains outstanding after the Final Expiration Date, ACE shall promptly, and in any event within five Business Days, provide and so long as such circumstance continues shall maintain Collateral with a Collateral Value equal to the Stated Amount of such LOC.
1.8    References to Reimbursement Agreement. To properly reflect the provisions in the Reimbursement Agreement that are incorporated by reference into the Agreement:
(a)    Section 4.11 is amended by deleting the reference to “Section 4.01 of the Reimbursement Agreement” and substituting “Section 5.01 of the Reimbursement Agreement” therefor.
(b)    Section 5.08 is amended by deleting the reference to “Article V” and substituting “Article VI” therefor.
(c)    Section 6.01(h) is amended by deleting the reference to “Section 6.01(f), (g), (h), (j), (k) or (l)” and substituting “Section 7.01(f), (g), (h), (j), (k) or (l)” therefor.
(d)    Section 6.01(i) is amended by deleting the reference to “Section 6.01(f)” and substituting “Section 7.01(f)” therefor.
1.9    Ongoing Conditions. The parenthetical clause at the end of Section 3.02(a)(i) is amended in its entirety to read as follows:
(provided that the representations and warranties contained in Section 4.06(i) and Section 4.07 shall be excluded from this clause (i))
1.10    Financials. Section 4.07 is amended by (a) deleting each reference to “December 31, 2009” and substituting “December 31, 2011” therefor and (b) deleting each reference to “June 30, 2010” and substituting “June 30, 2012” therefor.
1.11    Minimum Primary FAL. Section 5.04(b) is amended by deleting the amount “$100,000,000” therein and substituting “$200,000,000” therefor.
1.12    Restrictions on Supported Members. Section 5.05 is amended by renumbering the second subsection “(a)” as subsection “(b)”.
1.13    Participation; Sub-participation. Section 7.07 is amended in its entirety to read as follows:
7.07    Participation; Sub-participation. Notwithstanding Section 7.06, the Bank shall be entitled to enter into a participation, sub-participation or any other arrangement with any other Qualifying Bank under which that Qualifying Bank will make payment to the Bank in the event of any LOC Disbursement; provided that (a) the Bank shall give notice thereof to ACE, (b) no such bank or other Person shall have any rights hereunder, (c) ACE shall continue to deal solely and directly with the Bank and (d) the proposed participant, sub-participant or Person pursuant to any other arrangement has delivered a certificate to the Bank and ACE confirming that it is a Qualifying Bank. Any other participation, sub-participation or other arrangement is expressly prohibited without the prior written consent of ACE.
1.14    Certain Pledges. Section 7.19 is amended in its entirety to read as follows:

7.19 Certain Pledges. The Bank may at any time create a security interest in all or any portion of its rights under this Agreement (including Advances or any other obligations owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any other applicable central bank; provided that (x) no such creation of a security interest shall release the Bank from any of its obligations hereunder or substitute any such Federal Reserve Bank or similar central bank for the Bank as a party hereto and (y) any foreclosure or similar action by such Federal Reserve Bank or similar central bank shall be subject to the provisions of Section 7.06.
1.15    Notification of Non-Renewal. The following new Section 7.21 is added in appropriate numerical sequence:
7.21 Notification by Bank. The Bank will use reasonable commercial efforts to notify ACE promptly upon any determination by the Bank that it will not extend the final expiration date of any Lloyds LOC beyond December 31, 2017 (it being understood that failure to provide such notice shall not impose any liability on the Bank).
1.16    Pricing Schedule. Schedule I is amended in its entirety by substituting the Schedule I attached hereto therefor.
SECTION 2    Representations and Warranties; No Defaults; Enforceability. ACE represents and warrants to the Bank that:
2.1    Representations and Warranties in the Agreement; No Defaults. (a) The representations and warranties set forth in Article IV of the Amended Agreement are true and correct in all material respects as of the date of this Amendment, as though made on and as of such date, other than any such representation or warranty that, by its terms, refers to a specific earlier date, in which case as of such specific date; (b) as of the date of this Amendment (and after giving effect hereto), no Default or Event of Default exists; and (c) as of the date hereof, ACE is a company incorporated in Switzerland with its registered office at Bärengasse 32, CH-8001 Zurich, Switzerland.
2.2    Enforceability. This Amendment has been duly executed and delivered by ACE; this Amendment is or when delivered hereunder will be, the legal, valid and binding obligation of ACE, enforceable against ACE in accordance with its terms, except as affected by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting the enforcement of creditors’ rights generally and/or (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) (collectively, “Debtor Relief Laws”).
SECTION 3    Effectiveness. This Amendment shall become effective on the date on which the Bank has received all of the following:
3.1    Amendment. A counterpart of this Amendment signed by ACE.
3.2    Upfront Fee. An upfront fee in the amount separately agreed between ACE and the Bank payable pursuant to the Fee Letter dated as of the date hereof between ACE and the Bank.
3.3    Closing Certificate. A certificate of a Responsible Officer of ACE (a) stating that each other bank that is a party to the FAL Providers’ Agreement has (i) entered into, or is concurrently entering into, an amendment to its facility agreement so that the representations and warranties, covenants and defaults in its facility agreement are substantially the same as the corresponding provisions of the Agreement as amended hereby and (ii) released, or is concurrently releasing, the subsidiary guaranty originally granted under its facility agreement; (b) certifying that, as of the date of this Amendment, ACE has a Public Debt Rating of BBB+ or better from S&P or Baa1 or better from Moody’s; and (c) certifying as to the matters set forth in Section 2.1(a) and (b).
3.4    Authority Evidence. Certified copies of the resolutions of the Board of Directors of ACE approving the transactions contemplated by this Amendment.

3.5    Secretary’s Certificate. A certificate of the Secretary or Assistant Secretary of ACE certifying that the names and true signatures of the officers of ACE that were authorized to sign the Loan Documents as of the Closing Date of the Agreement remain in full force and effect as of the date of this Amendment.
3.6    Organizational Documents. Copies of the articles or certificate of formation (or similar charter document) and the bylaws (or similar governing documents), if any, of ACE as in effect on the date of this Amendment, certified by a duly authorized representative of ACE as of the date of this Amendment.
3.7    Legal Opinions. Favorable opinions of (a) Niederer Kraft & Frey AG, Swiss counsel for ACE and (b) Mayer Brown International LLP, English counsel for ACE, each in form and substance reasonably satisfactory to the Bank.
SECTION 4    Release of Subsidiary Guarantors. The Bank agrees that upon the effectiveness hereof pursuant to Section 3, (a) the Subsidiary Guarantors shall be released from all of their obligations under the Subsidiary Guarantee and (b) the Subsidiary Guarantee shall be of no further force or effect.
SECTION 5    Miscellaneous.
5.1    Continuing Effectiveness, etc. (a) Except to the extent expressly set forth herein, all of the terms and conditions of each of the Agreement, each LOC Application, the Security Agreement, the Control Agreement and the FAL Providers’ Agreement remain unchanged and in full force and effect. ACE affirms that after giving effect to this Amendment, the Agreement, as modified hereby, and each other Loan Document to which ACE is a party will remain in full force and effect and will continue to constitute a legal, valid and binding obligation of ACE, enforceable against ACE in accordance with its terms except insofar as such enforcement may be limited by Debtor Relief Laws.
(b)    After the effectiveness of this Amendment, all references in the Agreement and the other Loan Documents to the “Facility Agreement” or similar terms shall refer to the Amended Agreement.
5.2    Costs and Expenses. Each party hereto agrees to pay its own expenses in connection with the negotiation, execution and delivery of this Amendment.
5.3    Incorporation by Reference. The provisions of Sections 7.11 (Third Party Rights), 7.12 (Execution in Counterparts), 7.16(a) and (b) (Jurisdiction, etc.) and 7.18 (Waiver of Jury Trial) of the Agreement are incorporated herein by reference, mutatis mutandis.

5.4    Governing Law. This Amendment and all non-contractual obligations arising in any way whatsoever out of or in connection with this Amendment shall be governed by, construed and take effect in accordance with, English law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.
ACE LIMITED

By:________________________________________________
Name: Paul Medini
Title: Chief Accounting Officer

By:________________________________________________
Name: Philip Bancroft
Title: Chief Financial Officer

Signature Page to ACE Limited / RBS Facility Agreement Amendment

THE ROYAL BANK OF SCOTLAND PLC

By:________________________________________________
Name: _____________________________________________
Title:_______________________________________________

Signature Page to ACE Limited / RBS Facility Agreement Amendment

SCHEDULE I

Pricing Schedule

Subject to the remaining provisions of this Schedule I, the “Commitment Fee Rate” and the “LOC Commission Rate” shall equal the applicable rate determined in accordance with the pricing grid set forth below.
The rates with respect to the LOC Commission Rate and the Commitment Fee Rate will be determined according to the following grid based upon ACE’s Public Debt Rating; provided that if ACE does not have a Public Debt Rating, the rates listed in Level V will apply.

Level	S&P/Moody’s Rating	Commitment Fee Rate*	LOC Commission Rate*
I	A+/A1 or above	0.30%	0.80%
II	A/A2	0.32%	0.90%
III	A-/A3	0.35%	1.10%
IV	BBB+/Baa1	0.35%	1.30%
V	BBB/Baa2 or below	0.40%	1.50%
* Percentage per annum.
If ACE has provided Collateral, then the LOC Commission Rate in respect of the Collateralized Portion of the LOCs will be reduced to (a) 0.40% of the Cash Collateralized Portion of the LOCs; and (b) 0.50% of the Non-Cash Collateralized Portion of the LOCs; provided that such rates will increase to 0.60% and 0.70%,respectively, during the existence of an Event of Default. The LOC Commission Rate in respect of the Uncollateralized Portion of the LOCs shall be determined in accordance with the pricing grid above.
The “Collateralized Portion of the LOCs” means a portion of the aggregate Stated Amount of all LOCs equal to the aggregate Collateral Value of the Collateral. The “Cash Collateralized Portion of the LOCs” means a portion of the aggregate Stated Amount of all LOCs equal to the aggregate Collateral Value of any Collateral that is provided in the form of cash held with the Bank or any Custodian. The “Non-Cash Collateralized Portion of the LOCs” means a portion of the aggregate Stated Amount of all LOCs equal to the lesser of (a) the aggregate Collateral Value of any Collateral that is provided in a form other than cash held with the Bank or any Custodian and (b) the aggregate Stated Amount of all LOCs minus the Cash Collateralized Portion of the LOCs. The “Uncollateralized Portion of the LOCs” means the aggregate Stated Amount of all LOCs minus the Collateralized Portion of the LOCs.
Notwithstanding anything set forth in this Schedule I to the contrary, if at any time the difference between the Moody’s and S&P’s ratings is more than one rating grade, then for purposes of determining the LOC Commission Rate and the Commitment Fee Rate at such time, the rating level one level below the higher rating will apply.

Sch. I